Exhibit 5.1

September 30, 2003

Board of Directors

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Ladies and Gentlemen:

We are acting as counsel to The Mills Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the (i) the possible issuance of up to 400,000 shares of Series D Cumulative Redeemable Preferred Stock (the “Redemption Shares”) of the Company if and to the extent that holders of a like number of Series D preferred units of limited partnership interests (the “Units”) in The Mills Limited Partnership (the “Partnership”) tender such Units for redemption. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on April 10, 2003 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Certificate of Incorporation”).

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

The Mills Corporation

September 30, 2003

4.	Certificate of Limited Partnership, as certified by the Delaware Secretary of State on April 10, 2003 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect

5.	The Limited Partnership Agreement of the Partnership, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect (the “Partnership Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated March 14, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of preferred stock upon redemption of preferred units.

7.	A certificate of the Secretary of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Redemption Shares, when issued and delivered in accordance with the Partnership Agreement and the applicable resolutions of the Board of Directors of the Company upon redemption of Units as contemplated thereby, will be validly issued, fully paid, and nonassessable under the Delaware General Corporation Law.

The Mills Corporation

September 30, 2003

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.